                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box: / /
                 Preliminary Proxy Statement / /
                 Definitive Proxy Statement /X/
                 Definitive Additional Materials / /
                 Soliciting material pursuant to Rule 14a-11(c) or
                     Rule 14a-12 / /

                     JUNO ONLINE SERVICES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
                    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
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                ----------------------------------------------------------
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                ----------------------------------------------------------

                                     [LOGO]

                           1540 BROADWAY, 27TH FLOOR
                            NEW YORK, NEW YORK 10036

April 10, 2000

Dear Fellow Stockholders:

    On behalf of the Board of Directors of Juno Online Services, Inc. ("Juno"), I cordially invite you to attend the Annual Meeting of Stockholders which will be held on Wednesday, May 24, 2000, at 10:00 A.M. at The Empire Hotel, 44 West 63rd Street, New York, New York 10023.

    At the Annual Meeting, we will vote on the election of a director, the approval of a series of amendments to the Juno 1999 Stock Incentive Plan and the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the year 2000. In the pages that follow, you will find the Notice of Meeting and the Proxy Statement which describes these matters in detail.

    You will also find enclosed a proxy form appointing proxies to vote your shares at the Annual Meeting. Please sign, date and return your proxy form as soon as possible so that your shares can be represented and voted in accordance with your instructions even if you cannot attend the Annual Meeting in person.

                                          Sincerely,

                                          [SIGNATURE]

                                          Charles E. Ardai
                                            PRESIDENT AND
                                             CHIEF EXECUTIVE OFFICER

                           JUNO ONLINE SERVICES, INC.
                          1540 BROADWAY, 27(TH) FLOOR
                            NEW YORK, NEW YORK 10036

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 24, 2000

TO THE STOCKHOLDERS OF JUNO ONLINE SERVICES, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Juno Online Services, Inc., a Delaware corporation (the "Company"), will be held at The Empire Hotel, 44 West 63(rd) Street, New York, New York 10023 on Wednesday, May 24, 2000 at 10:00 a.m. Eastern Time for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect a director to serve for a three-year term ending at the 2003 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

     2. To approve a series of amendments to the Company's 1999 Stock Incentive Plan (the "1999 Plan"), to (i) increase the number of shares of Common Stock reserved for issuance over the term of the 1999 Plan by an additional 3,500,000 shares and (ii) amend the 1999 Plan so that at the beginning of each calendar year the share reserve under the 1999 Plan is automatically increased by an amount equal to 4% of the total number of shares of Common Stock outstanding;

     3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2000; and

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The foregoing items of business are more thoroughly described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on April 10, 2000 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          [SIGNATURE]

                                          Richard D. Buchband
                                            SENIOR VICE PRESIDENT AND
                                             GENERAL COUNSEL; SECRETARY

New York, New York
April 10, 2000

    YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                           JUNO ONLINE SERVICES, INC.
                          1540 BROADWAY, 27(TH) FLOOR
                            NEW YORK, NEW YORK 10036

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 24, 2000

GENERAL

    The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Juno Online Services, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 24, 2000 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at The Empire Hotel, 44 West 63(rd) Street, New York, New York 10023. These proxy solicitation materials were mailed on or about April 17, 2000, to all stockholders entitled to vote at the Annual Meeting.

VOTING

    The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 10, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 38,645,583 shares of the Company's common stock, par value $0.01 ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock, par value $0.01, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 10, 2000. Stockholders may not cumulate votes in the election of directors.

    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

PROXIES

    If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the director proposed by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals 2, 3 and 4 described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices, 1540 Broadway, 27(th) Floor, New York, New York 10036, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than December 31, 2000, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal on or before March 4, 2001.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING
                                  PROPOSAL ONE
                              ELECTION OF DIRECTOR

GENERAL

    The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of four persons. The class whose term of office expires at the Annual Meeting currently consists of one director. The director elected to this class will serve for a term of three years, expiring at the 2003 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominee listed below is currently a director of the Company. If this proposal is approved, the Board will consist of four persons, with two classes consisting of one director each and the third class consisting of two directors.

    The nominee for election has agreed to serve if elected, and management has no reason to believe that such nominee will be unavailable to serve. In the event the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

NOMINEE FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF STOCKHOLDERS

    CHARLES E. ARDAI, 30, has served as President of Juno since its inception in June 1995 and was named Chief Executive Officer of Juno in May 1999. Mr. Ardai has served as a director of Juno since October 1997. From January 1992 until June 1995, Mr. Ardai was employed by D. E. Shaw & Co., L.P., where he served in a number of positions--first as Director of Strategic Growth from January 1992 until January 1993, where he was responsible for the development and execution of DESCO, L.P.'s recruitment strategies, then as Vice President from January 1993 until January 1995. From January 1995 until June 1995, Mr. Ardai served as Senior Vice President at DESCO, L.P., with responsibility for development of Internet-related business ventures. Mr. Ardai also served as a Managing Director of DESCO, L.P. from January 1998 until February 1999. Prior to joining DESCO, L.P. in January 1992, Mr. Ardai worked at Davis Publications, where he was responsible for the development and marketing of products derived from the firm's media properties. During this period, he also maintained an independent career as a freelance writer and editor. Mr. Ardai serves on the Advisory Board of the Association for Interactive Media, and on the Markle Foundation's E-mail For All Advisory Board. Mr. Ardai graduated SUMMA CUM LAUDE from Columbia University.

CONTINUING DIRECTOR FOR TERM ENDING UPON THE 2001 ANNUAL MEETING OF STOCKHOLDERS

    LOUIS K. SALKIND, 42, has served as a director of Juno since March 1999. Since January 1991, Dr. Salkind has been a Managing Director of DESCO, L.P., where he manages the firm's proprietary trading business. Since May 1993, he has also been a Director of D. E. Shaw Securities International, a London-based affiliate of DESCO, L.P., and since November 1997, he has been a Director of D.
E. Shaw Securities Hong Kong, Ltd. Dr. Salkind graduated CUM LAUDE with an A.B. from Princeton University and received his M.S. and Ph.D degrees from New York University.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF
  STOCKHOLDERS

    DAVID E. SHAW, 49, served as Chairman of Juno from its inception in June 1995. He has served as a director of Juno since July 1996, and was named Chairman of the Board of Juno in February 1999. Since November 1992, Dr. Shaw has been the Chairman and President of D. E. Shaw & Co., Inc., the parent of DESCO, L.P. Prior to founding a predecessor to DESCO, L.P. in 1988, Dr. Shaw was a Vice President at

Morgan Stanley & Co., where he managed the firm's automated trading technology group. Earlier, he served on the faculty of the Department of Computer Science at Columbia University, and as President and founder of Stanford Systems Corporation. In 1994, Dr. Shaw was appointed by President Clinton to the President's Committee of Advisors on Science and Technology, in which capacity he served as Chairman of the Panel on Educational Technology. Dr. Shaw is also the Treasurer of the American Association for the Advancement of Science and a member of the executive committee of the Council on Competitiveness. He also serves as the (non-executive) Chairman of the board of directors of Schrodinger, Inc., a developer of computational chemistry software. Dr. Shaw graduated with highest honors from the University of California at San Diego, and received his Ph.D. from Stanford University following several years of research at the Stanford Artificial Intelligence Laboratory.

    EDWARD J. RYEOM, 30, has served as a director of Juno since March 1999. Since December 1999, Mr. Ryeom has been the Chief Executive Officer and President of Axalon Internet Group, Inc., an information technology holding company engaged in building digital media, applications and service platforms through a network of partner companies. From January 1999 through December 1999, Mr. Ryeom was a Partner of Prospect Street Ventures, a venture capital firm focused on information technology investments. From May 1998 to December 1998, he was a Vice President of Prospect Street Ventures. From
August 1995 to May 1998, he was a Vice President in investment banking for Brenner Securities. From May 1994 to June 1995, he worked at Cowen & Company, in the information technology group. From May 1993 to May 1994, he was a consultant with Andersen Consulting. Mr. Ryeom also serves as a director for private information technology companies. Mr. Ryeom graduated with a bachelor's degree in Electrical Engineering from Columbia University, and an M.E. in Systems Engineering from the University of Virginia.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors held four meetings and acted by unanimous written consent on seven occasions during the fiscal year ended December 31, 1999 (the "1999 Fiscal Year"). The Board of Directors has an Audit Committee and a Compensation Committee. Each director attended or participated in all of the Board of Directors and committees of the Board on which such director served during the 1999 Fiscal Year.

    The Audit Committee currently consists of three directors, Mr. Ryeom and Drs. Salkind and Shaw. The Audit Committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The Audit Committee held two meetings during the 1999 Fiscal Year.

    The Compensation Committee currently consists of three directors, Messrs. Ardai and Ryeom, and Dr. Shaw. The Compensation Committee recommends, reviews and oversees the salaries, benefits and stock option plans for the Company's employees, consultants, directors, and other individuals compensated by the Company. The Compensation Committee also administers the Company's compensation plans. The Compensation Committee acted by unanimous written consent thirteen times during the 1999 Fiscal Year.

DIRECTOR COMPENSATION

    Other than reimbursing directors for customary and reasonable expenses of attending board of directors or committee meetings, Juno does not currently pay cash compensation to its directors. On April 9, 1999, Drs. Salkind and Shaw, and Mr. Ryeom, as non-employee board members, were each granted an option to purchase 22,222 shares of common stock with an exercise price of $9.00 per share, which became exercisable on August 9, 1999. Additionally, under Juno's 1999 Stock Incentive Plan each individual who first joins the Juno board after May 25, 1999 as a non-employee board member will automatically receive a grant of an option to purchase 22,222 shares of common stock at the time of his or her commencement of board service. In addition, on the date of each annual stockholders meeting beginning in 2000, each non-employee member of the board of directors who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 7,777 shares of common stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEE LISTED ABOVE.

                                  PROPOSAL TWO
                          APPROVAL OF AMENDMENT TO THE
                           1999 STOCK INCENTIVE PLAN

    The Company's stockholders are being asked to approve an amendment to the Company's 1999 Stock Incentive Plan (the "Plan") which will effect the following changes:

    (i) increase the number of shares of the Company's Common Stock reserved for issuance under the Plan by an additional 3,500,000 shares; and

    (ii) increase the number of shares by which the share reserve under the Plan will automatically increase on the first trading day in each calendar year from one percent (1%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum annual increase of 444,444 shares) to four percent (4%) of such outstanding shares, subject to a maximum annual increase of 2,400,000 shares.

    The Board of Directors adopted the amendment on March 2, 2000, subject to stockholder approval at this Meeting.

    The Board believes the amendment is necessary to assure that a sufficient reserve of Common Stock remains available for issuance under the Plan in order to allow the Company to continue to utilize equity incentives to attract and retain the services of key individuals essential to the Company's long-term growth and financial success. The Company relies significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believes that such equity incentives are necessary for the Company to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

    The following is a summary of the principal features of the Plan, as most recently amended. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company's Secretary at 1540 Broadway, 27(th) Floor, New York, New York 10036.

EQUITY INCENTIVE PROGRAMS

    The Plan consists of four (4) separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Salary Investment Option Grant Program, (iii) the Stock Issuance Program and (iv) the Automatic Option Grant Program for non-employee Board members. The principal features of each program are described below. The Compensation Committee of the Board has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to the Company's executive officers and non-employee Board members and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than the Company's executive officers and non-employee Board members. The Compensation Committee has complete discretion to select the individuals who are to participate in the Salary Investment Option Grant Program, but all grants made to the selected individuals are governed by the express terms of that program.

    The term Plan Administrator, as used in this summary, will mean the Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. However, neither the Compensation Committee nor any secondary committee exercises any administrative discretion under the Automatic Option Grant Program. All grants under that program are made in strict compliance with the express provisions of such program.

SHARE RESERVE

    An aggregate of 9,616,946 shares of Common Stock has been reserved for issuance over the term of the Plan. Such share reserve consists of (i) the 5,768,611 shares initially reserved for issuance under the Plan, (ii) the additional 348,335 shares added to the reserve on January 3, 2000 pursuant to the automatic share increase provisions of the Plan plus (iii) the additional increase of 3,500,000 shares of Common Stock which forms part of this Proposal. In addition, subject to approval of this Proposal by the Company's stockholders, on the first trading day of each calendar year during the term of the Plan, beginning January 2001, the number of shares of Common Stock available for issuance under the Plan will automatically increase by an amount equal to four percent (4%) of the shares of the Company's Common Stock outstanding on the last trading day of the immediately preceding calendar year, subject to a maximum annual increase of 2,400,000 shares.

    No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,111,111 shares of Common Stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a reapproval of the 1,111,111-share limitation for purposes of Internal Revenue Code Section 162(m).

    The shares of Common Stock issuable under the Plan may be drawn from shares of the Company's authorized but unissued shares of such common stock or from shares of such common stock reacquired by the Company, including shares repurchased on the open market.

    In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate, annually and per participant) under the Plan and the securities and the exercise price per share in effect under each outstanding option.

ELIGIBILITY

    Officers and employees, non-employee Board members and independent consultants in the service of the Company or its parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Executive officers and other highly paid employees are also eligible to participate in the Salary Investment Option Grant Program. Participation in the Automatic Option Grant Program will be limited to non-employee members of the Board.

    As of March 24, 2000, four executive officers, three non-employee Board members and approximately 290 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The four executive officers were also eligible to participate in the Salary Investment Option Grant Program, and the three non-employee Board members were also eligible to participate in the Automatic Option Grant Program.

VALUATION

    The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On March 24, 2000 the fair market value per share determined on such basis was $18.19.

DISCRETIONARY OPTION GRANT PROGRAM

    The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

    Each granted option will have an exercise price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator on the date of grant. No granted option will have a term in excess of ten
(10) years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date.

    Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

    The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

    The Plan Administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefor, new options covering the same or a different number of shares of Common Stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

SALARY INVESTMENT OPTION GRANT PROGRAM

    The Compensation Committee has complete discretion in implementing the Salary Investment Option Grant Program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the Compensation Committee an irrevocable authorization directing the Company to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $5,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

    Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect.

    The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Company Common Stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount by which the optionee's salary is to be reduced for the calendar year. In effect, the salary reduction serves as an immediate prepayment, as of the time of the option grant, of two thirds of the then current market price of the shares of common stock subject to the option.

    The option will become exercisable in a series of twelve equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such salary reduction is in effect and will become immediately exercisable for all the option shares on an accelerated basis should the Company experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three (3)-year period measured from the date of the optionee's cessation of service.

    The Company has not yet implemented the Salary Investment Option Grant Program.

STOCK ISSUANCE PROGRAM

    Shares of Common Stock may be issued under the Stock Issuance Program at a price per share equal to the fair market value of the shares unless otherwise determined by the Plan Administrator and for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

AUTOMATIC OPTION GRANT PROGRAM

    Under the Automatic Option Grant Program, eligible non-employee Board members receive a series of option grants over their period of Board service. Each non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 22,222 shares of Common Stock. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 7,777 shares of Common Stock, provided he or she has served as a non-employee Board member for at least six
(6) months. There will be no limit on the number of such 7,777-share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service.

    Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program after the date of the Annual Stockholders Meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each initial 22,222-share automatic option will become exercisable upon optionee's completion of four (4) months of Board service measured from the grant date. Each annual 7,777-share automatic option will become exercisable upon optionee's completion of six (6) months of Board service measured from the grant date. However, each outstanding automatic option grant will automatically accelerate and become immediately exercisable in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member. Following the optionee's cessation of Board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of Board service.

    Stockholder approval of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program and the subsequent exercise of those rights in accordance with the foregoing terms.

GENERAL PROVISIONS

    In the event that the Company is acquired by merger, asset sale or sale by the stockholders of more than 50% of the Company's outstanding voting stock recommended by the Board, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

    The Plan Administrator will have the authority under the Discretionary Option Grant Program to provide that those options will automatically vest in full (i) upon an acquisition of the Company, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of the Company effected through a tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board members, or (iii) in the event of certain terminations of service (including forced terminations) following an acquisition or a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

    The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

    Each option granted under the Salary Investment Option Grant Program and the Automatic Option Grant Program will include a limited stock appreciation right so that upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting securities or a change in a majority of the Board as a result of one or more contested elections for Board membership, the option may be surrendered to the Company in return for a cash distribution from the Company. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the Plan Administrator may grant such rights to officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, as part of their option grants under the Discretionary Option Grant Program.

    The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares. The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

AMENDMENT AND TERMINATION

    The Board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the Plan will terminate on the earliest of
(i) March 25, 2009, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

STOCK AWARDS

    The table below shows, for each of the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement and the other individuals and groups indicated, the number of shares of Common Stock subject to option grants made under the Plan through March 24, 2000, together with the weighted average exercise price payable per share. The Company has not made any direct stock issuances to date under the Plan.

                              OPTION TRANSACTIONS

                                                                                       WEIGHTED
                                                               NUMBER OF SHARES         AVERAGE
                                                                  UNDERLYING           EXERCISE
NAME AND POSITION                                             OPTIONS GRANTED (1)   PRICE PER SHARE
-----------------                                             -------------------   ---------------
Charles E. Ardai............................................       1,134,044            $ 9.36
  President, Chief Executive Officer and Director Nominee

Robert H. Cherins...........................................         450,069            $ 9.16
  Executive Vice President, Sales and Marketing

Mark A. Moraes..............................................         450,069            $ 9.28
  Executive Vice President, Technology

Richard M. Eaton, Jr........................................         406,679            $12.52
  Chief Financial Officer and Treasurer

All current executive officers as a group (4 persons).......       2,440,861            $ 9.83

All current non-employee directors as a group (3 persons)...          66,666            $ 9.00

All employees, including current officers who are not
  executive officers, as a group (290 persons)..............       3,566,981            $14.76

------------------------------

(1) The option grants set forth above include those certain option grants made in March 2000 that are described below in the section of this Proxy Statement entitled "New Plan Benefits."

    As of March 24, 2000, 6,074,508 shares of Common Stock were subject to outstanding options under the Plan, 657,942 shares of Common Stock had been issued under the Plan, and 2,884,496 shares of Common Stock remained available for future issuance, assuming stockholder approval of this Proposal.

FEDERAL INCOME TAX CONSEQUENCES

    OPTION GRANTS

    Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

    INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

    If the optionee makes a disqualifying disposition of the purchased shares, the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

    NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the
Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

    The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

    STOCK APPRECIATION RIGHTS

    No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which such ordinary income is recognized by the optionee.

    DIRECT STOCK ISSUANCES

    The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    The Company anticipates that any compensation deemed paid by it in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

ACCOUNTING TREATMENT

    Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

    Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against the Company's earnings over the period that the option shares or issued shares are to vest.

    On March 31, 1999, the Financial Accounting Standards Board issued an exposure draft of a proposed interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the proposed interpretation, as subsequently modified on August 11, 1999, option grants made to non-employee consultants (but not non-employee Board members) after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to Company's reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the date the option is exercised for those shares.

    Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

NEW PLAN BENEFITS

    As of March 24, 2000, 1,087,600 stock options had been granted, and no direct stock issuances had been made, on the basis of the share increases which are the subject of this Proposal.

    The table below shows, for each of the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement and the other individuals and groups indicated, the number of shares of Common Stock subject to option grants under the Plan that have been made on the basis of the 3,500,000 share increase that is the subject of this Proposal, together with the weighted average exercise price payable per share.

                              OPTION TRANSACTIONS

                                                                                    WEIGHTED
                                                              NUMBER OF SHARES      AVERAGE
                                                                 UNDERLYING      EXERCISE PRICE
NAME AND POSITION                                             OPTIONS GRANTED      PER SHARE
-----------------                                             ----------------   --------------
Charles E. Ardai President,.................................      250,000            $19.81
  President, Chief Executive Officer and Director Nominee

Robert H. Cherins...........................................      100,000            $19.81
  Executive Vice President, Sales and Marketing

Mark A. Moraes..............................................      100,000            $19.81
  Executive Vice President, Technology

Richard M. Eaton, Jr........................................      100,000            $19.81
  Chief Financial Officer and Treasurer

All current executive officers as a group (4 persons).......      550,000            $19.81

All current non-employee directors as a group                          --            $   --
  (3 persons)...............................................

All employees, including current officers who are not             537,600            $19.81
  executive officers, as a group (18 persons)...............

    Additionally, on the date of the Annual Meeting, Drs. Shaw and Salkind and Mr. Ryeon will receive an option grant for 7,777 shares at an exercise price equal to the fair market value per share of Common Stock on that date

STOCKHOLDER APPROVAL

    The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then the 3,500,000-share increase to the share reserve under the Plan will not be implemented, the 4% percentage increase to the automatic share increase provision will not be implemented, any stock options granted under the Plan on the basis of the increases will immediately terminate without ever becoming exercisable for the shares of Common Stock subject to those options, and no additional options or stock issuances will be made on the basis of such increases. The Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan have been issued pursuant to such option grants and direct stock issuances.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENT TO THE PLAN.

                                 PROPOSAL THREE
                      RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent accountants for the Company during the 1999 Fiscal Year, to serve in the same capacity for the year ending December 31, 2000, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

    In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

    A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                 OTHER MATTERS

    The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 24, 2000, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation and Other Information section of this Proxy Statement and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Juno Online Services, Inc., 1540 Broadway, New York, New York 10036.

                                                                 NUMBER
                                                               OF SHARES      PERCENTAGE
                                                              BENEFICIALLY   BENEFICIALLY
BENEFICIAL OWNER                                                 OWNED          OWNED
----------------                                              ------------   ------------
DIRECTORS AND EXECUTIVE OFFICERS
David E. Shaw (1)...........................................   17,509,123        45.3%
Charles E. Ardai (2)........................................      388,452           *
Louis K. Salkind (3)........................................      188,704           *
Mark A. Moraes (4)..........................................      151,700           *
Richard M. Eaton, Jr. (5)...................................       86,817           *
Robert H. Cherins (6).......................................       76,908           *
Edward J. Ryeom (7).........................................       22,222           *
All directors and executive officers as a group (7 persons)
  (8).......................................................   18,423,926        46.8

5% STOCKHOLDERS
Shaw Family Trust IV (9)....................................    7,419,152        19.2
D. E. Shaw & Co., L.P. (10).................................    6,336,735        16.4
News America Incorporated (11)..............................    3,135,208         8.1

------------------------------

*   Less than 1%.

(1) Includes (i) 3,217,812 shares held directly by David E. Shaw, (ii) 107,627 shares held by D. E. Shaw & Co., Inc., (iii) 5,559,697 shares held by D. E. Shaw & Co., L.P., (iv) 777,038 shares held by D. E. Shaw Investment Group, L.P., (v) 7,419,152 shares held by Shaw Family Trust IV and (vi) 22,222 shares that are issuable upon the exercise of stock options. Dr. Shaw disclaims beneficial ownership of the shares held by D. E. Shaw & Co., L.P., D. E. Shaw Investment Group, L.P., and Shaw Family Trust IV, except to the extent of his pecuniary interest therein. The address of the foregoing entities is 120 West 45th Street, New York, New York 10036. In addition to the shares included above, 233,334 shares are held by the Shaw Juno Trust. For a description of the relationship between David E. Shaw and Juno, please see "Certain Transactions."

(2) Includes 388,289 shares that are issuable upon the exercise of stock options. This number does not include 745,755 shares issuable upon the exercise of stock options that do not vest within 60 days of March 24, 2000. Of the stock options granted to Mr. Ardai, an option to acquire 250,000 shares has been granted subject to stockholder approval of the increase in the share reserve which forms a part of Proposal Two described in this Proxy Statement.

(3) Includes shares held by the Louis K. Salkind 1999 Grantor Retained Annuity Trust and 22,222 shares that are issuable upon the exercise of stock options. Although Dr. Salkind is neither the trustee nor a beneficiary of the Louis K. Salkind 1999 Grantor Retained Annuity Trust, some of the beneficiaries of this trust reside in Dr. Salkind's household. The address of the Louis K. Salkind 1999 Grantor Retained Annuity Trust is 120 West 45th Street, New York, New York 10036.

(4) Includes 115,264 shares that are issuable upon the exercise of stock options. This number does not include 299,805 shares issuable upon the exercise of stock options that do not vest within 60 days of March 24, 2000. Of the stock options granted to Mr. Moraes, an option to acquire 100,000 shares has been granted subject to stockholder approval of the increase in the share reserve which forms a part of Proposal Two described in this Proxy Statement.

(5) Includes 80,797 shares that are issuable upon the exercise of stock options. This number does not include 305,688 shares issuable upon the exercise of stock options that do not vest within 60 days of March 24, 2000. Of the stock options granted to Mr. Eaton, an option to acquire 100,000 shares has been granted subject to stockholder approval of the increase in the share reserve which forms a part of Proposal Two described in this Proxy Statement.

(6) Includes 76,787 shares that are issuable upon the exercise of stock options. This number does not include 300,580 shares issuable upon the exercise of stock options that do not vest within 60 days of March 24, 2000. Of the stock options granted to Mr. Cherins, an option to acquire 100,000 shares has been granted subject to stockholder approval of the increase in the share reserve which forms a part of Proposal Two described in this Proxy Statement.

(7) Includes 22,222 shares that are issuable upon the exercise of stock options. The address of Mr. Ryeom is 70 West 36th Street, Suite 906, New York, New York 10018.

(8) Includes 727,803 shares that are issuable upon the exercise of stock options.

(9) David E. Shaw is the trustee of the Shaw Family Trust IV. The address of Shaw Family Trust IV is 120 West 45th Street, New York, New York 10036.

(10) Includes (i) 5,559,697 shares held directly by D. E. Shaw & Co., L.P. and
    (ii) 777,038 shares held by D. E. Shaw Investment Group, L.P. D. E. Shaw & Co., Inc., which is wholly owned by David E. Shaw, is the general partner of
    D. E. Shaw & Co., L.P. D. E. Shaw & Co., L.P. disclaims beneficial ownership of the shares held by D. E. Shaw Investment Group, L.P., except to the extent of its pecuniary interest therein. Dr. Shaw, as President of D. E. Shaw & Co., Inc., has voting and dispositive powers with respect to these shares. The address of D. E. Shaw & Co., L.P. is 120 West 45th Street,
    New York, New York 10036. For a description of the relationship between
    D. E. Shaw & Co., L.P. and Juno, please see "Certain Transactions."

(11) News America Incorporated is an affiliate of News Corporation, a publicly traded company. The address of News America Incorporated is 1211 Avenue of the Americas, New York, New York 10036. For a description of the relationship between News America Incorporated and Juno, please see "Certain Transactions."

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The executive officers and key employees of the Company, and their ages and positions as of March 31, 2000, are as follows:

NAME                                          AGE              POSITION WITH THE COMPANY
----                                        --------   ------------------------------------------
Charles E. Ardai..........................             President, Chief Executive Officer and
                                               30      Director
Robert H. Cherins.........................             Executive Vice President, Sales and
                                               59      Marketing
Mark A. Moraes............................     34      Executive Vice President, Technology
Richard M. Eaton, Jr......................     39      Chief Financial Officer and Treasurer
Jordan S. Birnbaum........................             Senior Vice President, Business
                                               29      Development
Richard D. Buchband.......................     36      Senior Vice President and General Counsel
V. S. Mani................................     35      Senior Vice President, Database Systems
Peter D. Skopp............................     29      Senior Vice President, Network Development

INFORMATION CONCERNING EXECUTIVE OFFICERS AND KEY EMPLOYEES WHO ARE NOT
  DIRECTORS

    ROBERT H. CHERINS has served as Juno's Executive Vice President, Sales and Marketing since December 1996. From March 1993 until December 1996, Mr. Cherins served as President of Jordan, McGrath, Case & Taylor/Direct and Executive Vice President of its corporate parent, Jordan, McGrath, Case & Taylor. Previously, Mr. Cherins spent 12 years with McCaffrey and McCall Advertising. He served as Chairman and CEO of McCaffrey and McCall from 1987 to 1992 and as President from 1986 to 1987. Mr. Cherins served as President of McCaffrey and McCall's Direct Marketing Division from 1981 to 1986. Mr. Cherins graduated from Hunter College of the City University of New York.

    MARK A. MORAES has served as Juno's Executive Vice President, Technology since February 1998. From February 1997 until February 1998, he served as a Senior Vice President of Juno, with responsibility for the development and operation of Juno's system and networks. From June 1995 until February 1997, Mr. Moraes served in several positions in Juno's systems development group, including Vice President. From April 1992 until June 1995, Mr. Moraes served as a global systems architect at DESCO, L.P., where he designed data distribution networks. Earlier, he made contributions to the development and roll-out of UUNET Canada, to the X Windows environment, and to Usenet's news software, which is used by tens of thousands of sites around the world. Mr. Moraes is also the moderator of Usenet's news.announce.newusers newsgroup, which is read by tens of thousands of new Usenet users each year. Mr. Moraes received a Bachelor of Technology degree from the Indian Institute of Technology and a Master of Applied Science degree from the University of Toronto.

    RICHARD M. EATON, JR. has served as Juno's Chief Financial Officer and Treasurer since February 1999. From February 1998 until February 1999,
Mr. Eaton served as Juno's Senior Vice President, Finance and Administration. From November 1996 until February 1998, he served as Juno's Vice President & Corporate Controller. From May 1996 until November 1996, Mr. Eaton served as a senior financial professional on a consulting basis for Think Systems Corporation. From April 1995 to April 1996, Mr. Eaton served as Vice
President & Corporate Controller at Datalogix International, Inc. Mr. Eaton served as an Area Controller of Finance and Administration for J. D. Edwards & Company from August 1993 to December 1994. Mr. Eaton spent the first seven years of his career with Coopers & Lybrand, last serving as an audit manager.
Mr. Eaton graduated SUMMA CUM LAUDE from the accelerated combined BBA/MBA degrees program in public accountancy at Pace University, and is a member of both the Connecticut Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

    JORDAN S. BIRNBAUM has served as Juno's Senior Vice President, Business Development since February 1998. He served as Juno's Vice President, Strategic Marketing from February 1997 to February 1998 and as director of Juno's member acquisition activities from October 1995 until February 1997. Prior to joining Juno, Mr. Birnbaum held a number of positions with DESCO, L.P., most recently as a London-based trader of equity securities from January 1994 until April 1995. Mr. Birnbaum graduated from Cornell University.

    RICHARD D. BUCHBAND has served as Juno's Senior Vice President and General Counsel since February 1998, and is responsible for oversight of Juno's legal, human resources and security policies. From January 1997 to February 1998, he served as Vice President of Juno, and from September 1995 until January 1997 as associate counsel of DESCO, L.P. Prior to September 1995, Mr. Buchband was a corporate and transactional lawyer in New York. Mr. Buchband graduated MAGNA CUM LAUDE with an A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University and received his J.D. from Columbia Law School.

    V. S. MANI has served as Juno's Senior Vice President, Database Systems since February 1998. From February 1997 until February 1998, Mr. Mani served as a Vice President, and from April 1996 until February 1997 as a software engineer at Juno, with responsibility for the design of many of Juno's advertising and electronic commerce systems. From February 1993 until March 1996, Mr. Mani held a number of positions at the Matsushita Information Technology Laboratory in Princeton, New Jersey, where he conducted research in information retrieval and mobile computing, and, prior to that, with Digital Equipment Corporation.
Mr. Mani received his bachelor's degree with honors in Mechanical Engineering from the Indian Institute of Technology and his M.S. in Computer Science from the University of Wisconsin.

    PETER D. SKOPP has served as Juno's Senior Vice President, Network Development since February 1998. He served as a Vice President of Juno from February 1997 to February 1998, with responsibility for designing Juno's server software, and as a member of Juno's technical staff from December 1995 until February 1997. From December 1992 until December 1995, Mr. Skopp was a manager at the Programming Systems Laboratory of the Computer Science Department at Columbia University. Mr. Skopp received his B.S. and M.S. degrees from Columbia University.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning the compensation that in 1999 was awarded to, earned or paid to the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company whose salary and bonus for the 1999 fiscal year was in excess of $100,000. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1999 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals shall be hereinafter referred to as the "Named Officers".

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                                ANNUAL            COMPENSATION
                                                           COMPENSATION (1)          AWARDS
                                                          -------------------   SHARES UNDERLYING
NAME AND PRINCIPAL POSITION                                SALARY     BONUS          OPTIONS
---------------------------                               --------   --------   -----------------
Charles E. Ardai(2).....................................  $223,353   $165,000        462,933
  President and Chief Executive Officer

Robert H. Cherins(3)....................................  $150,000   $200,000        150,067
  Executive Vice President, Sales and Marketing

Mark A. Moraes(4).......................................  $150,000   $175,000        150,067
  Executive Vice President, Technology

Richard M. Eaton, Jr.(5)................................  $125,000   $125,000        217,789
  Chief Financial Officer and Treasurer

------------------------------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in that column. The aggregate amount of perquisites and other personal benefits provided to each executive officer above is less than the lesser of $50,000 and 10% of the total annual salary and bonus of that officer.

(2) Amounts presented represent amounts paid for services rendered in 1999.

(3) Amounts presented represent amounts paid for services rendered in 1999. The amounts shown above exclude a bonus of $100,000 paid in 1999 for services rendered in 1998.

(4) Amounts presented represent amounts paid for services rendered in 1999. The amounts shown above exclude a bonus of $75,000 paid in 1999 for services rendered in 1998.

(5) Amounts presented represent amounts paid for services rendered in 1999. The amounts shown above exclude a bonus of $60,000 paid in 1999 for services rendered in 1998.

OPTION GRANTS IN LAST YEAR

    The following table contains information concerning the stock options granted to the Named Officers during the 1999 fiscal year. No stock appreciation rights were granted to the Named Officers during such fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS(1)                                           POTENTIAL REALIZABLE
                         -------------------------                                          VALUE AT ASSUMED
                         NUMBER OF     % OF TOTAL                                             ANNUAL RATES
                         SECURITIES     OPTIONS                                       OF STOCK PRICE APPRECIATION
                         UNDERLYING    GRANTED TO                                          FOR OPTION TERM(2)
                          OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ----------------------------------
NAME                      GRANTED         1999         PER SHARE         DATE         0%          5%          10%
----                     ----------   ------------   --------------   ----------   --------   ----------   ----------
Charles E. Ardai.......   105,277          3.8%          $ 9.00        4/8/2009    $315,831   $  595,873   $1,510,060
                          315,556         11.3            13.00       4/21/2009          --    2,579,869    6,537,895
                           42,100          1.5             8.94        6/3/2009          --      236,700      599,843
Robert H. Cherins......    66,667          2.4            13.00       4/26/2009          --      545,045    1,381,250
                           13,400          0.5             8.94        6/3/2009          --       75,339      190,924
                           70,000          2.5            15.00       8/15/2009          --      660,339    1,673,430
Mark A. Moraes.........    66,667          2.4            13.00       4/21/2009          --      545,045    1,381,250
                           13,400          0.5             8.94        6/3/2009          --       75,339      190,924
                           70,000          2.5            15.00       8/15/2009          --      660,339    1,673,430
Richard M. Eaton,          88,889          3.2            13.00       4/21/2009          --      726,724    1,841,660
  Jr...................     8,900          0.3             8.94        6/3/2009          --       50,039      126,808
                          120,000          4.3            15.00       8/15/2009          --    1,132,010    2,868,736

------------------------------

(1) Each option represents the right to purchase one share of common stock and generally vests at a rate of 25% per annum over four years.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Juno's estimate or projection of Juno's future common stock prices. These amounts represent assumed rates of appreciation in the value of Juno's common stock from the deemed fair market value for accounting purposes on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999 AND YEAR-END
  OPTION VALUES

    The following table provides information, with respect to the Named Officers, concerning the exercise of options during the 1999 fiscal year and unexercised options held by them at of the end of that fiscal year. None of the Named Officers exercised any stock appreciation rights during the 1999 fiscal year.

        AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1999
                           AND YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                         OPTIONS AT               IN-THE-MONEY OPTIONS
                          ACQUIRED                     DECEMBER 31, 1999          AT DECEMBER 31, 1999(1)
                             ON        VALUE      ---------------------------   ---------------------------
NAME                      EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      --------   ----------   -----------   -------------   -----------   -------------
Charles E. Ardai........       --            --     159,653        724,391      $5,584,707     $20,138,845
Robert H. Cherins.......   73,000    $1,305,934      58,909        218,158       2,061,570       4,232,965
Mark A. Moraes..........   35,000       194,250      58,280        256,789       1,661,140       7,341,830
Richard M. Eaton, Jr....   20,194       341,528      51,681        234,804       1,220,707       5,848,651

------------------------------

(1) The last reported sale price of the common stock of Juno as of December 31, 1999 was $35.50 per share.

EMPLOYMENT, SEVERANCE AND OTHER ARRANGEMENTS

    Juno has entered into an employment agreement with Charles E. Ardai, dated April 26, 1999, which may be terminated by either party upon 30 days notice. The agreement was amended on February 29, 2000 for calendar year 2000 and provides for Mr. Ardai to receive a base salary of $225,000 and to receive semi-annual bonus payments on June 30 and December 31 of each year, of $50,000 each. Subsequent to calendar year 2000, Mr. Ardai's base salary and bonus amount may be increased, decreased or eliminated in the sole discretion of Juno.

    Juno has entered into an employment agreement with Robert H. Cherins, dated April 26, 1999, which may be terminated by either party upon 30 days notice. The agreement, which incorporates the terms of a letter agreement dated
November 20, 1996, was amended on February 29, 2000 for calendar year 2000 and provides for Mr. Cherins to receive a base salary of $185,000. The agreement also provides for Mr. Cherins to receive a non-refundable advance of $143,500, to be paid semi-monthly and deducted against any year-end bonus. Mr. Cherins is eligible under the agreement to receive a year-end bonus. Subsequent to calendar year 2000, Mr. Cherins's base salary, bonus amount and the amount of the non-refundable advance may be increased or decreased in the sole discretion of Juno, provided that, for each calendar year he is employed by Juno, his base salary and the amount of the non-refundable advance shall not be less than $328,500. In the event that Mr. Cherins is discharged by Juno, unless he is terminated for cause or becomes unable to work due to disability, Juno shall pay Mr. Cherins three months of severance at a rate of $328,500 per annum.

    Juno has entered into an employment agreement with Mark A. Moraes, dated October 6, 1999, which may be terminated by either party upon 30 days notice. The agreement was amended on February 29, 2000 for calendar year 2000 and provides for a base salary of $185,000 and for Mr. Moraes to be eligible to receive a bonus at the sole discretion of Juno. Subsequent to calendar year 2000, Mr. Moraes's base salary and bonus amount may be increased, decreased or eliminated in the sole discretion of Juno.

    Juno has entered into an employment agreement with Richard M. Eaton, Jr., dated September 25, 1998, which may be terminated by either party upon 30 days notice. The agreement was amended on February 29, 2000 for calendar year 2000 and provides for a base salary of $160,000 and for Mr. Eaton to be eligible to receive a bonus at the sole discretion of Juno. Subsequent to calendar year 2000, Mr. Eaton's base salary and bonus amount may be increased or decreased in the sole discretion of Juno.

    Juno has also granted specified rights to some of our officers in the event that they are terminated without cause or in the event that they voluntarily resign following a material reduction in their duties and responsibilities or their cash compensation or following a relocation of their place of employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Juno did not have a Compensation Committee during the first quarter of 1999. During that period, Mr. Ardai and Dr. Shaw made decisions relating to compensation of Juno's executive officers, except that Mr. Ardai did not participate in discussions regarding his own compensation. No executive officer of Juno serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Juno's board of directors or Compensation Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company believes that during fiscal year 1999, all filings with the Securities and Exchange Commission of its officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of the Company's Common Stock pursuant to Section 16 (a) of the Securities Exchange Act of 1934, except that Richard M. Eaton, Jr. omitted to file a Form 4 with respect to the sale by him of 9,000 shares of Common Stock in December 1999 and instead reflected such transaction on Form 5 filed by him in February 2000.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is also responsible for the administration of the Company's stock option plans under which option grants may be made to executive officers. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 1999.

GENERAL COMPENSATION POLICY

    The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance.

COMPONENTS OF EXECUTIVE COMPENSATION

    The Compensation Committee focuses primarily on the following three components in forming the total compensation package for its executive officers:

    - Base Salary

    - Annual Bonus

    - Long-Term Stock-Based Incentive Awards

BASE SALARY

    The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

ANNUAL BONUS

    During the year, the executive officers of the Company were eligible for discretionary annual bonuses, as determined by the Compensation Committee. Among factors considered in determining the bonus were personal performance and the Company's achievements and performance.

LONG-TERM STOCK-BASED INCENTIVE AWARDS

    Long-term stock-based incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates. The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation

Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. Stock options to purchase an aggregate of 980,856 shares of Common Stock were granted to executive officers in 1999.

CEO COMPENSATION

    The plans and policies discussed above were the basis for the 1999 compensation of the Company's Chief Executive Officer, Mr. Charles E. Ardai. In advising the Board of Directors with respect to the compensation of the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance. In accordance with these objectives, Mr. Ardai received a base salary of $223,353 for fiscal year 1999. Stock options to purchase 462,933 shares of Common Stock were granted to Mr. Ardai in fiscal year 1999; he currently holds a total of 1,134,044 unexercised stock options.

DISCUSSION OF COMPENSATION IN EXCESS OF $1 MILLION PER YEAR

    The Compensation Committee has considered the implications of
Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted under the Revenue Reconciliation Act of 1993. This Section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its Chief Executive Officer or any of its four other highest-paid officers. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for 2000 will exceed the $1 million limit per officer.

SUMMARY

    The Compensation Committee believes that its executive compensation policy serves the interests of the Company and its stockholders.

THE COMPENSATION COMMITTEE
David E. Shaw
Edward J. Ryeom
Charles E. Ardai

STOCK PERFORMANCE GRAPH

    The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq Stock Market (U.S) Index and the Hambrecht & Quist Internet Index.

                            CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS
                            5/26/99  12/31/99
JUNO ONLINE SERVICES, INC.      100    305.38
NASDAQ STOCK MARKET (U.S.)      100    157.09
HAMBRECHT & QUIST INTERNET      100    181.07

------------------------------

(1) The graph covers the period from May 26, 1999, the commencement date of the Company's initial public offering of shares of its Common Stock, to December 31, 1999.

(2) The graph assumes that $100 was invested in the Company on May 26, 1999, in the Company's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                              CERTAIN TRANSACTIONS

FINANCINGS PRIOR TO THE STATUTORY MERGER

    From the formation of Juno Online Services, L.P. on June 30, 1995, until the statutory merger of Juno Online Services, L.P. with Juno Online Services, Inc. on March 1, 1999, we were financed through contributions of capital, primarily from persons or entities affiliated with D. E. Shaw & Co., Inc. In return for their investments, these investors received Class A limited partnership units. On March 1, 1999, we converted from a limited partnership into a C corporation. As part of this conversion, Class A limited partnership units were converted into shares of Series A redeemable convertible preferred stock at a one-to-one ratio.

1999 PRIVATE EQUITY INVESTMENT

    Following the statutory merger, we raised gross proceeds of $65.0 million by completing a private placement of 10,138,716 shares of a newly authorized class of Series B redeemable convertible preferred stock to a group of investors. Investors in the private round of financing included Intel Corporation, News Corporation, Prospect Street Ventures and Sycamore Ventures. Upon completion of our initial public offering on May 25, 1999, the outstanding shares of Series A redeemable convertible preferred stock and Series B redeemable convertible preferred stock automatically converted into an aggregate of 27,822,751 shares of our common stock.

SHARED SERVICES

    Historically, DESCO, L.P. has provided Juno various administrative services. These services have included numerous overhead and infrastructure items, such as providing office space and occupancy-related services, providing insurance and professional services, providing and maintaining some of the hardware and software used by Juno, and administering employee benefit plans for the benefit of Juno employees. Effective January 1, 1998, Juno and DESCO, L.P. entered into a services agreement pursuant to which DESCO, L.P. has agreed to provide administrative and other services for Juno in a specified set of service categories, in return for a set monthly fee: $152,500 per month for the period of January 1, 1998 to April 16, 1998, $61,600 per month for the period
April 17, 1998 to December 31, 1999 and $7,200 per month, primarily for telecommunications services, for the period thereafter. The services agreement covers the delivery of:

    - telecommunications services;

    - personnel-related services, including for 401(k) and other benefit plans and workers' compensation insurance;

    - miscellaneous administrative services;

    - various professional services;

    - various purchasing services; and

    - various information technology services.

    The term of the services agreement extends on a month-to-month basis until terminated by either party. The services agreement may be terminated by either party at any time upon written notice to the other party following a material default by the other party which remained uncured for 30 days or at any time upon 90 days written notice to the other party. Juno believes that the amounts charged to it under the services agreement are generally comparable to the amounts that would have been charged by an independent third party. We do not have any current plans to terminate the services agreement.

    Prior to May 20, 1999, Juno and DESCO, L.P. were parties to a services agreement pursuant to which DESCO, L.P., through certain affiliates based in India, provided various consulting services to Juno. Under this agreement, DESCO, L.P. provided technical and non-technical consulting services as well as other consulting services agreed to by the parties. Each staff member who performed consulting services under this agreement was categorized as either a technical consultant or a non-technical consultant. In addition to reimbursing DESCO, L.P. for specified expenses, such as travel costs and satellite link charges, we paid DESCO, L.P. $3,650 per month for each technical consultant and $2,300 per month for each non-technical consultant. The parties terminated this agreement effective May 20, 1999, and we are presently restructuring the manner in which Juno obtains the services that had been provided under the agreement. We have formed a subsidiary of Juno based in Hyderabad, India, and that subsidiary has entered into employment agreements with substantially all of the individuals who had previously served as technical or non-technical consultants. In the future, we expect to enter into a more limited agreement to formalize occupancy and related services that we continue to obtain from DESCO, L.P.'s affiliated entity in India. We believe that the economic terms of the new agreement will be generally comparable to those that could be obtained from an independent third party.

    We employ a small number of personnel in Cambridge, Massachusetts, primarily for the purpose of maintaining Juno server equipment that is located in a space formerly maintained by D. E. Shaw Financial Technology, L.P., an affiliate of DESCO, L.P. Effective January 1, 1998, Juno and Shaw Financial Technology entered into a services agreement under which Shaw Financial Technology has agreed to provide information technology, telecommunications, occupancy, and related administrative services to us, in return for a monthly fee of $11,500. Shaw Financial Technology sold some of its assets to a third party and we have made arrangements with this third party to continue to host our server equipment.

TRANSACTIONS WITH NEWS CORPORATION

    Juno has entered into an agreement with News America Incorporated, a significant stockholder of Juno and an affiliate of News Corporation, to purchase various forms of advertising on the media properties of News America Incorporated and its affiliates. Under the March 1, 1999 agreement, Juno spent $10.0 million for advertising that may be used at any time prior to March 2001, to be provided by News America and its affiliates at then-current rates which shall be no greater than those customarily applied to purchasers of similar amounts of comparable advertising.

    On September 29, 1999, Juno entered into an agreement with News America Digital Publishing, an affiliate of News Corporation, to use Fox-branded news, sports, entertainment and business content within co-branded channels on the Juno portal site.

LEASES

    Since November 1997, Juno's principal executive offices have been located on a single floor at 1540 Broadway leased from Bertelsmann Property, Inc. under an Agreement of Lease dated September 22, 1997 between DESCO, L.P., as lessee, and Bertelsmann. The lease permits DESCO, L.P. to sublet all or a portion of the premises to Juno. Juno has agreed to assume the performance of DESCO, L.P.'s payment obligations under the lease. The term of the lease continues until March 2003 and DESCO, L.P. has an option to renew for an additional five-year term. Juno also currently occupies two floors in an adjacent building under a subleasing arrangement with DESCO, L.P. Although the terms of this arrangement have not been finalized, Juno expects that the sublease will expire on April 30, 2001. We believe that the economic terms of this sublease will be generally comparable to those that could be obtained from an independent third party.

                                 ANNUAL REPORT

    A copy of the Annual Report of the Company for the 1999 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                   FORM 10-K

    The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on February 15, 2000. Stockholders may obtain a copy of this report, without charge, by writing to Richard D. Buchband, Senior Vice President and General Counsel, at the Company's principal executive offices located at 1540 Broadway, 27(th) Floor, New York, New York 10036.

                                      ****

    Management does not know of any business to be transacted at the meeting other than as indicated herein. However, certain stockholders may present topics for discussion from the floor. Should any matter other than as indicated herein proeprly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

    You are urged to sign, date and return the enclosed proxy in the prepaid envelope provided or, if applicable, to vote by telephone. Promptly voting may save your Company the expense of a second mailing.

                                            By Order of the Board of Directors

                                            [SIGNATURE]

                                            Richard D. Buchband
                                              SENIOR VICE PRESIDENT AND
                                                GENERAL COUNSEL; SECRETARY

Dated: April 10, 2000

                           JUNO ONLINE SERVICES, INC.
                                     PROXY

                  ANNUAL MEETING OF STOCKHOLDERS, MAY 24, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           JUNO ONLINE SERVICES, INC.

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 24, 2000 and the Proxy Statement and appoints Charles E. Ardai, Richard M. Eaton Jr. and
Richard D. Buchband, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock or Preferred Stock of Juno Online Services, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at The Empire Hotel, 44 West 63(rd) Street, New York, New York 10023 on Wednesday,
May 24, 2000 at 10:00 Eastern Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

1.   To elect a director to serve for a three-year term ending in the year 2003 or until his successor is duly elected and qualified;

     Charles E. Ardai       For / /  Withhold Authority to Vote / /

                            To approve a series of amendments to the Company's 1999 Stock
                            Incentive Plan (the "1999 Plan"), to (i) increase the number of shares of Common Stock reserved for issuance over the term of the
2.   For  Against  Abstain  1999 Plan by an additional 3,500,000 shares and (ii) to amend the
     / /    / /      / /    1999 Plan so that at the beginning of each calendar year the share reserve under the 1999 Plan is automatically increased by a number of shares equal to 4% of the total number of shares of
                            Common Stock outstanding (each such increase not to exceed
                            2,400,000 shares);

3.   For  Against  Abstain  To ratify the appointment of PricewaterhouseCoopers LLP as
     / /    / /      / /    independent accountants of the Company for the fiscal year ending
                            December 31, 2000.

4.   In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

                                             The Board of Directors recommends a
                                             vote FOR the director listed above
                                             and a vote FOR each of the listed
                                             proposals. This Proxy, when
                                             properly executed, will be voted as
                                             specified above. IF NO
                                             SPECIFICATION IS MADE, THIS PROXY
                                             WILL BE VOTED FOR THE ELECTION OF
                                             THE DIRECTOR LISTED ABOVE AND FOR
                                             THE OTHER PROPOSALS.

                                                                   Please print the name(s) appearing on each share
                                                                   certificate(s) over which you have voting
                                                                   authority:

                                                                   --------------------------------------------------
                                                                             (Print name(s) on certificate)

                                                                   Please sign your name:

                                                                   --------------------------------------------------
                                                                                (Authorized Signature(s))

                                                                   Date:
                                                                   --------------------------------------------------